Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED DECEMBER 31, 2021

On October 20, 2021 (the “Acquisition Date”), Mesa Laboratories, Inc. (“Mesa” or the “Company”), a Colorado corporation, completed its acquisition of Agena Bioscience, Inc. (“Agena”), a Delaware corporation. Pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated September 13, 2021, among Sky Bearer Corp., a Delaware corporation and a wholly owned subsidiary of Mesa (“Merger Sub”), and Agena, Merger Sub merged with and into Agena, with Agena continuing as the surviving corporation (the “Merger”). As a result of the Merger, Agena became a wholly owned subsidiary of Mesa.

The following unaudited Pro Forma Condensed Combined Statement of Operations is presented to illustrate the estimated effects to the Statement of Operations for the nine months ended December 31, 2021 of the Merger based on the historical financial statements of Mesa and Agena after giving effect to the Merger and the Merger-related pro forma adjustments as described in the notes included below.

The unaudited Pro Forma Condensed Combined Statements of Operations for the nine months ended December 31, 2021 combine the historical Mesa Consolidated Statements of Income and the historical Agena Consolidated Statements of Income, giving effect to the Merger as if it had occurred on April 1, 2020.

The historical consolidated financial information has been adjusted in the unaudited Pro Forma Condensed Statement of Operations for the nine months ended December 31, 2021 (the “Statement of Operations”) to give effect to pro forma events that are directly attributable to the Merger and factually supportable. The unaudited Pro Forma Condensed Combined Statement of Operations should be read in conjunction with the accompanying notes.

In addition, the unaudited pro forma condensed combined financial information is based on, and should be read in conjunction with, the following historical consolidated financial statements and accompanying notes:

●

the unaudited Pro Forma Condensed Combined Balance Sheets as of September 30, 2021 and the unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended September 30, 2021 and the year ended March 31, 2021 and accompanying notes filed as Exhibit 99.3 of Form 8-K/A filed on December 22, 2021.

●	the unaudited Mesa consolidated financial statements at and for the nine months ended December 31, 2021, and the related notes included in Mesa’s Form 10-Q for the nine months ended December 31, 2021;
●	the unaudited Agena consolidated financial statements at and for the nine months ended September 30, 2021, and the related notes.

Agena’s fiscal year 2020 represents the 12 months January 1, 2020 through December 31, 2020, whereas Mesa’s fiscal year 2021 represents the 12 months April 1, 2020 through March 31, 2021. Since the year end date of the acquiree is within 93 days of Mesa's year end date, the statements of operations have been combined without any recasting of periods.

The unaudited pro forma condensed combined financial information has been prepared by Mesa using the acquisition method of accounting in accordance with generally accepted accounting principles in the United States of America (GAAP). Mesa is the acquirer in the Merger for accounting purposes. Accordingly, consideration transferred by Mesa to complete the Merger has been allocated, on a preliminary basis, to identifiable assets and liabilities of Agena based on estimated fair values as of the Acquisition Date. The company made an allocation of the consideration transferred to the assets acquired and liabilities assumed based on management’s preliminary valuation of the fair value of tangible and intangible assets acquired and liabilities assumed. Accordingly, the pro forma adjustments related to the allocation of consideration transferred are preliminary and have been presented solely for the purpose of providing the Financial Statements in this Current Report on Form 8-K. Mesa expects to finalize the acquisition accounting as soon as practicable within the required measurement period, but in no event later than one year from October 20, 2021. This unaudited Pro Forma Condensed Combined Statement of Operations reflects certain changes to the preliminary estimate of fair value as presented in our Pro Forma financial statements as of and for the six months ended September 30, 2021.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only. The unaudited pro forma condensed combined financial information does not purport to represent the actual results of operations that Mesa and Agena would have achieved had the companies been combined during the periods presented in the Financial Statements and is not intended to project the future results of operations that the combined company may achieve after the Merger. Historical fiscal periods are not aligned under this presentation. The unaudited pro forma condensed combined financial information does not reflect any potential cost savings, operating efficiencies, long-term debt pay down estimates, financial synergies or other strategic benefits that may be realized as a result of the Merger and also does not reflect any restructuring costs to achieve those benefits.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED DECEMBER 31, 2021

(IN THOUSANDS, EXCEPT PER SHARE DATA)

	Mesa (1)	Agena	Transaction		Mesa
	Nine Months Ended December 31, 2021	Nine Months Ended September 30, 2021	Accounting Adjustments	Note	Pro Forma
Revenues	$108,971	$58,384	$-		$167,355
Cost of revenues	38,917	17,212	3,531	(A), (F)	59,660
Gross profit	70,054	41,172	(3,531)		107,695
Operating expenses:
Selling	14,837	12,758	151	(B), (F)	27,746
General and administrative	37,436	6,289	4,384	(B), (C), (F)	48,109
Research and development	8,701	7,578	25	(F)	16,304
Total operating expenses	60,974	26,625	4,561		92,160
Operating income (loss)	9,080	14,547	(8,092)		15,535
Nonoperating expenses (income):
Interest expense (income) and amortization of debt discount	2,647	2,361	(1,576)	(D)	3,432
Other (income) expense, net	(1,356)	(1,717)	2,585	(E)	(488)
Total nonoperating expense (income)	1,291	644	1,009		2,944
Earnings (loss) before income taxes	7,789	13,903	(9,101)		12,591
Tax (benefit) provision of income tax	(398)	1,114	(159)	(G)	557
Net income (loss)	$8,187	$12,789	$(8,942)		$12,034

Earnings per share:
Basic	$1.57				$2.31
Diluted	$1.54				$2.26

Weighted-average common shares outstanding:
Basic	5,199				5,199
Diluted	5,333				5,333

(1) Results of Mesa for the nine months ended December 31, 2021 are presented exclusive of Agena's consolidated results, which were included in Mesa's operating results beginning October 20, 2021.

NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

1.	Description of Transaction

On September 13, 2021, Mesa, Merger Sub, Agena, and Telegraph Hill Partners Management Company, LLC as the securityholders’ representative entered into the Merger Agreement. On October 20, 2021, Mesa completed the acquisition of Agena pursuant to the Merger Agreement whereby Agena became a wholly owned subsidiary of Mesa. At the completion of the Merger, each Agena common share issued and outstanding was converted into the right to receive $5.96 per share in cash, subject to adjustment without interest (the “Merger Consideration”), representing a total value of approximately $300 million.

Mesa funded the acquisition using cash on hand and proceeds from a draw on its existing line of credit. Generally, amounts outstanding under the Credit Agreement bear interest at either a base rate or a Eurodollar rate, plus an applicable spread. The Credit Facility matures on March 5, 2025. The fair value of consideration transferred, net of cash, but inclusive of working capital adjustments was $300.8 million which was paid on the Acquisition Date.

Each outstanding Agena stock option that was vested as of the Acquisition Date was converted into the right to receive an amount in cash equal to the Merger Consideration less any exercise price, as applicable.  Unvested options were forfeited.

2.	Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of Regulation S-X using the acquisition method of accounting.

Agena’s historical financial information used to prepare the unaudited Pro Forma Condensed Combined Statement of Operations for the nine months ended December 31, 2021 consists of Agena’s nine month period ended September 30, 2021.

Under the acquisition method of accounting, the assets acquired and liabilities assumed are recorded, as of the completion of the Merger, primarily at their respective fair values and are combined with those of Mesa. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for an asset assume the highest and best use by these market participants.

Under the acquisition method of accounting, Mesa may be required to record the fair value of assets which are not intended to be used or sold and/or to value assets at fair value measures that do not reflect Mesa’s intended use of those assets. Fair value measurements can be highly subjective, and it is possible that other professionals, applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.

Mesa completed a preliminary review of Agena’s accounting policies to determine if differences in the policies would require restatement or reclassification of results of operations or reclassifications of assets or liabilities to conform with Mesa’s policies and classifications. The Accounting Standards Updates that were adopted did not have a material impact on the unaudited Pro Forma Condensed Combined Statement of Operations for the nine months ended December 31, 2021.

3.	Estimate of Assets Acquired and Liabilities Assumed ($ in thousands)

Preliminary estimate of assets acquired and liabilities assumed is shown below.

Amount
Cash and cash equivalents	$7,544
Accounts receivable	11,100
Other current assets	24,324
Total current assets	42,968
Property, plant and equipment/ noncurrent assets	16,976
Deferred tax asset	792
Intangible assets:
Goodwill	135,906
Customer relationships	107,200
Intellectual property	46,200
Tradenames	15,900
Total assets acquired	$365,942

Accounts payable	2,174
Unearned revenues	2,713
Other current liabilities	12,549
Total current liabilities	17,436
Deferred tax liability	31,907
Other noncurrent liabilities	8,262
Total liabilities assumed	57,605
Total purchase price, net of cash acquired	$300,793

Preliminary identifiable intangible assets are presented to assist in an understanding of the amortization expense calculated, and consist of the following:

	Estimated Fair Value	Estimated Useful Life (Years)		Nine Months Amortization Based on Estimated Fair Value	Annual Amortization Based on Estimated Fair Value
Customer Relationships	$107,200	16		5,025	6,700
Trade Name	15,900	(*	)	-	-
Acquired Technology	46,200	10		3,465	4,620
Total identifiable intangible assets	$169,300			8,490

(*) Trade names are expected to be used and renewed indefinitely and meet the criteria for indefinite lived intangible assets.

Refer to the Form 8-K/A filed on December 22, 2021 and the Form 10-Q filed on February 3, 2022 for further discussion, including information regarding the valuation techniques used to arrive at the intangible values noted.

4.	Presentation Adjustments

The following table summarizes how certain financial statement line items in the historical Agena Consolidated Statement of Income align to the financial statement line items used in Mesa's presentation of the unaudited Pro Forma Condensed Combined Statements of Operations:

Agena Presentation	Mesa Presentation
Sales and marketing	Selling
Amortization expense	General and Administrative (*)
Interest expense	Interest expense and amortization of debt discount
Other income (expense), net	Other expense (income), net
Total other income (expense), net	Total nonoperating expense (income)
Provision for income tax	Provision for income tax (tax benefit)

*Mesa classifies the amortization of acquired technology intangible assets to cost of goods sold, and classifies the amortization related to customer relationships and non-compete arrangements to general and administrative costs.

5.	Pro Forma Adjustments ($ in thousands)

The following adjustments refer to the unaudited Pro Forma Condensed Combined Statements of Operations:

(A) To adjust cost of goods sold to include $3,465 for the nine month pro forma period, related to amortization of acquired technology.

(B) To record retention performance stock plan for performance share awards granted to key employees of Agena. $109 was recorded to selling expense and $1,064 was recorded to general and administrative expense for the nine months ended December 31, 2021. No adjustments were made to diluted earnings per share because the performance stock units were contingently issuable.

(C) To adjust for amortization expense as follows:

Nine Months
To eliminate Agena's historical intangible asset amortization	$(1,725)
To reflect estimated transaction-related intangible asset amortization (*)	8,490
Total adjustment to intangible assets	$6,765

(*) See Note 3. Of the amount shown, $3,465 is amortized to cost of revenues and $5,025 is amortized to general and administrative costs. All of Agena's historical intangible asset amortization was recorded to general and administrative expense.

(D) To remove interest expense paid by Agena on the debt that was paid in full as part of the transaction and to add estimated interest expense resulting from the draw on Mesa's line of credit in order to fund the transaction, as follows:

Nine Months
To eliminate Agena's historical interest on debt that was paid off as part of Merger Agreement	$(2,364)
To reflect estimated interest costs from draw on line of credit	788
Total adjustment to interest	$(1,576)

(E) To remove the loan forgiveness of a paycheck protection program loan received by Agena. Mesa was not eligible for the Paycheck Protection Program, so this loan would not have been drawn if Mesa had completed the acquisition as of April 1, 2020.

(F) To record additional depreciation expense on the stepped up value of Agena’s fixed assets. Additional depreciation expense on the stepped-up value of assets was allocated as follows:

Nine Months
Cost of revenues	$66
Selling	42
General and administrative	22
Research and development	25
Total incremental depreciation	$155

(G) Represents the tax effect of pro forma adjustments made because of the Merger using a 26% rate. Earnings (loss) before taxes was adjusted to exclude transaction accounting adjustments for intangible amortization.